Exhibit 99.1

Oragenics, Inc. Announces New Chair

TAMPA, FL. (December 19, 2022) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”), a biotech company dedicated to fighting infectious diseases including COVID-19, today announced that on December 16, 2022 the Board of Directors appointed Charles Pope as its Chairman of the Board of Directors succeeding Dr. Frederick W. Telling, who has served as a director since June 2010 and as Chairman since February 2011. Dr. Telling will remain on the Board as an independent director and as a member of both the audit and nominating and corporate governance committees.

Dr. Telling stated: “It has been an honor and privilege to serve as Chairman of Oragenics for over a decade and I look forward to assisting with the Company’s transition of the Chairman role to Charlie and continuing to serve on the Board as an independent director.”

Mr. Pope stated: “We were very fortunate to have had an experienced and talented leader of Fred’s caliber in the Chairman role for so long. We are greatly appreciative of Fred’s longstanding service as the Chairman of the Board of Directors for the last 11 years.” Mr. Pope continued, “As Board Chairman, I look forward to working with our Board members, including Fred, and the management team to realize the Company’s plans for the future. We hope to achieve continued progress in advancing the development of our product candidates.”

About Oragenics, Inc.

Oragenics, Inc. is a development-stage company dedicated to fighting infectious diseases, including those caused by coronaviruses and multidrug-resistant organisms. Its lead product is NT-CoV2-1, an intranasal vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The NT-CoV2-1 program leverages coronavirus spike protein research licensed from the National Institutes of Health (NIH) and the National Research Council of Canada (NRC) with a focus on reducing viral transmission and offering a more patient-friendly intranasal administration. Its lantibiotics program features a novel class of antibiotics against bacteria that have developed resistance to commercial antibiotics. For more information about Oragenics, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of its vaccine candidate and lantibiotics candidate under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of the vaccine and lantibiotic product candidates, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to vaccines and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of our vaccine candidate to variants and other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to the outcome of preclinical studies, nasal administration, transmission, manufacturing, storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Contacts

Oragenics, Inc.

Kimberly Murphy, Chief Executive Officer

Tel: 813-286-7900

kmurphy@oragenics.com

or

LHA Investor Relations

Tirth T. Patel

Tel: 212-201-6614

tpatel@lhai.com